MILLENNIUM SECURITIES CORP.





United Films Distributors, Inc.                                    June 11, 1997
1990 Westwood Boulevard
Penthouse
Los Angeles, California 90025



         Re:        Proposed Public Offering of United Films Distributors,  Inc.
                    (the Company") Pursuant to a Registration Statement (the "Registration Statement") under The Securities Act of 1933, as amended (the "Act")


Gentlemen:

         We are pleased to submit this Letter of Intent with respect to a proposed public offering (the "Offering") by the Company of 800,000 Shares of its Common Stock (the "Shares"). The Offering price shall be $5.00 per Share, or such other price as shall be mutually agreed upon by Millennium Securities Corp. (the "Co-Underwriter") and by the "Lead Underwriter", as defined below, and by the Company immediately prior to the effective date (the "Effective Date") of the Registration Statement, based upon a due diligence review of the Company's business, operations, industry and prospects. This letter states certain conditions and assumptions upon which the proposed Offering by us and the Lead Underwriter (collectively the "Underwriters"), as the Underwriters or as representatives (the "Representative") of several other underwriters is intended.

         It is the Underwriters' intent, immediately prior to the Effective Date, to enter into a "firm commitment" Underwriting Agreement with the Company and, upon execution thereof, to immediately commence a bona fide public offering of the Shares. The Underwriters may, at their discretion, negotiate with other underwriters who shall be members in good standing of the NASD (as defined herein) who, acting severally, would contract to purchase as principals, portions of the Shares directly from the Underwriters. The Underwriting Agreement shall provide that the Underwriters (or the underwriters if we determine to act as Representative) shall be committed to take and pay for all of the Shares, if any are purchased.

         You acknowledge that we have advised you that although we have the ability to co-manage the Offering, we do not have the authority under applicable regulations to act as the lead managing underwriter of the Offering. Following execution hereof we shall enter into an arrangement with an Underwriter in good standing with the NASD who is authorized to act as managing underwriter, acceptable to you, in your sole discretion, to act as managing underwriter (the "Lead Underwriter"). The obligation of Co-Underwriter and the Company (except for your obligations pursuant to paragraphs A and C below) are subject to retention of the Lead
Underwriter, which Millennium will use its reasonable efforts to retain (and with respect to which efforts the Company will provide its cooperation and facilitation) prior to filing of Pre-Effective Amendment No. 1 to the Registration Statement. The provisions hereof applicable to the payment of compensation to and expenses entering into agreements with Underwriters shall be the subject of separate allocation arrangements between the Co-Underwriter and the Lead Underwriter, to be determined in their sole discretion and subject to applicable laws and regulations; provided however, it is acknowledged that the compensation payable to the Underwriters' hereunder is the aggregate compensation to be paid by the Company to the Underwriters, and that the Lead Underwriter shall agree to the compensation to be paid to the Underwriters as set forth herein prior to the engagement of such Lead Underwriter.

         The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character, including the following:

                  (A) $50,000.00 (payable upon acceptance of this Agreement) as an advance against the non-accountable expense provided for below, which is intended to cover actual out-of-pocket expenses actually anticipated to be incurred by the Underwriter in connection with the preparation of this Offering.

                  (B) There shall be an underwriting discount of 10%. The proceeds of the Offering shall be used for purposes reasonably acceptable to the Underwriters, including but not limited to, the repayment of approximately $2,000,000.00 in indebtedness to certain promoters of the Company and other creditors of the Company.

                  (C) The Company will bear all fees, disbursements and expenses in connection with the proposed Offering, including without limitation, the Company's legal and accounting fees and disbursements, the costs of preparing, printing, mailing and delivering the Registration Statements, prospectus and amendments, post-effective amendments and supplements thereto, the Underwriting Agreement and related documents and "Blue Sky" memoranda (all in such quantities as the Underwriters may require), preparing and printing stock certificates, filing fees (including the filing fees incurred in registering the Offering with the National Association of Securities Dealers, Inc. (the "NASD")), seeking listing of the Shares on such Exchanges as the Underwriters may suggest, filing fees, costs and expenses (including reasonable fees and disbursements of counsel) incurred in qualifying the Offering under the "blue sky" laws of the States specified by the Underwriters, transfer taxes, transfer agent and registrar fees.

                  (D) In order to reimburse those costs, fees and expenses customarily incurred by an underwriter during the registration process the Company shall pay to the Underwriters, a nonaccountabie expense allowance in the amount of 3% of the gross proceeds of the Offering (including the over-allotment option to the extent actually exercised by the Underwriters), without deduction for any expenses enumerated in the next preceding paragraph. The balance shall be paid upon consummation of the Offering. The sum when paid, shall be non-refundable and non-accountable until the Underwriting Agreement is signed, after which time they shall become accountable in accordance with the terms of the Underwriting Agreement.

                  (E) For the purpose of covering over-allotments, if any, which may occur during the distribution and sale of Shares, the Company shall grant to the Underwriters an option to purchase all or part of an additional number of Shares as will be equal to 15% of the total number of Shares initially offered to the public, for a period of 45 days from the Effective Date (the "Over-Allotment Option"). Such Over-Allotment shall be exercisable by the Underwriters pursuant to the terms of the Underwriting Agreement and shall be resold to the public on the same terms as the Shares initially offered.

                  (F) The Company and all the stockholders of the Company agree not to cause a private or public offering of any its Shares in any manner, including pursuant to Rule 144 under the Act, of shares owned nominally or beneficially by the Company s officers and directors and holders of in excess of 10% of the Company's outstanding common stock after the public offering, for a period of 24 months following the Effective Date (or such longer period not to exceed 36 months as may be required by any applicable state blue sky laws) without obtaining prior approval of the Underwriters (and, if required by applicable blue sky laws, and the securities commissions in any such states). The Company shall cause such persons to execute an agreement with the Underwriters in form and substance satisfactory to the Underwriters and our counsel regarding such restrictions.

                  (G) The Company shall retain as its lawyers, a firm expert in securities laws matters acceptable to the Underwriters, such as Richman, Lawrence, Mann, Greene, Chizever, Friedman & Phillips which shall have the responsibility for drafting the Registration Statement. The Company shall also retain independent certified public accountants acceptable to the Underwriters. Such accounting firm shall have the responsibility for reviewing financial statements and schedules to be included in the Registration Statement, shall certify such financial statements and schedules which are required to be audited and included in the Registration Statement and shall provide certain "comfort" with respect thereto and with respect to financial and other information included therein as is usual and common in initial public offerings.

                  (H) The Company shall apply to have its common stock approved for quotation on the so called "OTC Bulletin Board," to be effective on the Effective Date.

                  (I) Concurrently with the delivery of the Underwriting Agreement, the Company shall provide the Underwriters with an opinion of counsel reasonably satisfactory to the Underwriters and their counsel, in form and substance customary in initial public offerings.

                  (L)     If the sale of Shares is completed:

                          (1) The Company  will engage the  Underwriters  as its
                  investment banker for a period of 12 months on the first day of the month following the Closing Date, at an aggregate monthly fee of $5,000.00 for the first eight months and $6,000 for the ninth month for a total of $46,000 (exclusive of any accountable out-of-pocket expenses). In addition, the consulting agreement (or separate M&A agreement) shall provide that the Company will pay the Underwriters a finder s fee in the event that we originate, and the Company accepts, within 3 years of the Closing Date, a merger, acquisition, joint venture or other transaction to which the Company is a party in an amount equal to 5% of the first $5,000,000.00, 4% of the next $5,000,000.00 and 3% of the excess, if any, over $10,000,000.00 of the consideration received or paid to the other party by the Company in any such transactions.

                          (2) During the two year period following the Effective
                  Date, the Underwriters shall have the right to purchase for the Underwriters' own accounts or to sell for the account of the Company s officers and directors any securities sold pursuant to Rule 144 under the Act by the officers and directors of the Company. Each of the officers and directors (the ' 144 Seller") will agree to consult with the Underwriters with regard to any such sales and will offer to the Underwriters the exclusive opportunity to purchase or sell such securities on terms at least favorable to the 144 Sellers as they can secure elsewhere. If the Underwriters fail to accept in writing any such proposal for sale by the 144 Sellers within S business days after receipt of a copy of the proposal, the Underwriters shall be deemed to have released any claim or right with respect to any such sales contained in the proposal. If, thereafter, the proposal is modified in any material respect, the 144 Sellers shall adopt the procedure set forth in this paragraph with respect to the original proposal.

                          (3) By the  Effective  Date,  the  Company  shall have
                  registered its Common Stock with the SEC under the provisions of Section 12(b) of the Securities of 1934 and will use its best efforts to maintain such registration in effect for a period of three years from the Effective Date.

                          (4) The Company shall retain a transfer agent acceptable to the Underwriters for the Shares, for a period of three years following the Effective Date. At the Underwriters' request, the Company shall provide the Underwriters with copies of the Company's daily stock transfer sheets from such transfer agent and from the Depository Trust Company, at the Company's sole cost and expense.

                          (5) For a period  of three  years  from the  Effective
                  Date, the Company will provide to the Underwriters, on a timely basis, quarterly statements setting forth such information regarding the Company's results of operations and financial position (including balance sheet, profit and loss statements) as is regularly prepared by management of the Company and filed with the SEC.

                  (M) Prior to the  filing of the  Registration  Statement,  the
         Company will provide: (i) documentation to the Underwriter to substantiate that no less than $2,000,000.00 in equity has been paid into the Company; and (ii) documentation to the Underwriter to substantiate that the capitalization of the Company is in accordance with the foregoing subparagraph (i) and prior to the Offering there shall be 3,000,000 shares outstanding. Prior to the filing of Pre-Effective Amendment No. 1 to the Registration Statement the Company will provide the Underwriters with satisfactory results of a UCC lien and title search effected in all appropriate jurisdictions, showing that Company's assets, including its intellectual properties, if any, are unencumbered except to the extent set forth in the financial statements for the year ended July 31, 1996.

                  (N) Commencing on the date hereof and continuing for a period prescribed by Rule 174 promulgated under the Securities Act of 1933, as amended, the Company will not issue a press release or engage in other publicity without prior written notification to us.

         The Underwriters reserve the right, in their sole discretion, to reduce any item of the Underwriters' compensation or adjust for the benefit of the Company the terms thereof as specified herein in the event that a determination should be made by the NASD and/or the securities department of any jurisdiction to which the Offering is submitted to the effect that the Underwriters' aggregate compensation is excessive or that the terms thereof require adjustment. Any such reduction or adjustment shall not effect any other terms or provisions of this Letter of Intent.

         The Company represents and warrants to the Underwriters that it is not obligated to pay a finder's fee to anyone in connection with the introduction of the Company to the Underwriters and that it has not paid or delivered any monies, securities or other compensation to any member of the NASD or to any affiliate of such a member during the prior 12 months.

         It is understood that his letter is merely a letter and statement of intent and not a legally binding agreement except as to matters set forth in paragraphs (A) and (C) above, and that if this Letter of Intent should be terminated by either party, and/or if the Underwriting Agreement shall not be entered into, for whatever cause, then the Company shall only be obligated to pay to the Underwriters the advance of non-accountable expenses as set forth in paragraph (A) above, and any additional actual costs as set forth in paragraph (C) above actually incurred by the Underwriter in excess of the amount previously paid by the Company pursuant to paragraph (A) above.

         Except as otherwise expressly set forth herein neither the Company nor the Underwriters will be under any obligation to the other until the Company and the Underwriters have executed and delivered the Underwriting Agreement. It is understood that, except as otherwise expressly indicated herein, this letter is merely a statement of intent and any legal obligations between the parties shall be deemed in existence only if, as and when the Underwriting Agreement is executed and delivered.

         This letter shall be deemed to have been made and delivered in New York City and shall be governed as to its validity, interpretation, construction, effect and in all other respects by the laws of the State of New York. The Company and the Underwriters (i) agree that any legal suit, action or proceeding arising out or relating to this letter shall be instituted exclusively in New York State Supreme Court, County of New York or in the United States District Court of the Southern District of New York; (ii) waives any objection to venue or inconvenient forum of any such suit, action or proceeding; and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York or in the United States District Court of the Southern District of New York in any such suit, action or proceeding. The Company and the Underwriters further accept to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York or in the United States District Court of the Southern District of New York and agree that service of process upon it mailed by certified mail, return receipt requested, to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

         Any notice, election or demand given or made pursuant hereto shall be given or made in writing and signed by the sending party or its attorney, and shall be deemed given when: (i) personally delivered; (ii) one business following delivery to a reputable courier service, or (iii) two days following the day when sent concurrently with such mailing, in all cases to the respective party at its address given above, with copies to counsel.

         If the foregoing correctly sets forth your understanding with respect to the proposed Offering on behalf of the Company, please so confirm by signing and returning one copy of this letter, whereupon we will instruct our counsel to cooperate with counsel for the Company in the preparation of the appropriate Registration Statement under the Act, the Underwriting Agreement and other related documents so as to expedite the successful consummation of the Offering.

         This Agreement supersedes any and all prior agreements between the parties hereto respecting the subject matter hereof, may be amended only in writing and shall be binding upon our respective legal representatives and assigns.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                                          Very truly yours,

                                          MILLENNIUM SECURITIES CORP.



                                          By: /s/ Richard A. Sitomer
                                              ---------------------------
                                              Richard A. Sitomer
                                              Chief Executive Officer


Accepted & Agreed to:

UNITED FILM DISTRIBUTORS, INC.



By:  /s/ Harry Shuster
     --------------------------
     Harry Shuster
     Chairman of the Board